EXHIBIT 4.1

This SIXTEENTH SUPPLEMENTAL INDENTURE (this “Sixteenth Supplemental Indenture”), is dated as of March 19, 2026, between TEGNA Inc. (formerly known as Gannett Co., Inc.), a corporation duly organized and existing under the laws of the State of Delaware (the “Issuer” or the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to U.S. Bank National Association), as Trustee, a national banking association duly organized and existing under the laws of the United States of America (the “Trustee” or “U.S. Bank”).

W I T N E S S E T H:

WHEREAS, the Issuer and Citibank, N.A. (“Citibank”) have executed and delivered heretofore an Indenture, dated as of March 1, 1983 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture, dated as of November 5, 1986 (the “First Supplemental Indenture”), among the Issuer, Citibank and Sovran Bank, N.A. (now known as Bank of America, N.A.), a Second Supplemental Indenture dated as of June 1, 1995 (the “Second Supplemental Indenture”), among the Issuer, NationsBank, N.A. (now known as Bank of America, N.A.) and Crestar Bank (now known as Truist Securities) and a Thirteenth Supplemental Indenture, dated as of September 13, 2019 (the “Thirteenth Supplemental Indenture”), between the Issuer and U.S. Bank (the term “Indenture” as used hereinafter refers to the Base Indenture as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Thirteenth Supplemental Indenture);

WHEREAS, the Issuer, Wells Fargo and the Trustee entered into that certain Instrument of Resignation, Appointment and Acceptance, dated as of July 28, 2011, pursuant to which Wells Fargo resigned as trustee under the Indenture and U.S. Bank National Association (the “Former Trustee”) accepted appointment as trustee under the Indenture,

WHEREAS, the Former Trustee was subsequently succeeded by U.S. Bank;

WHEREAS, the Issuer has entered into that certain Agreement and Plan of Merger, dated as of August 18, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Issuer, Nexstar Media Group, Inc., a Delaware corporation (“Nexstar”), and Teton Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Nexstar (“Merger Sub”), pursuant to and subject to the terms and conditions of which Merger Sub will merge with and into the Issuer (the “Merger”), with the Issuer surviving the Merger as a wholly-owned subsidiary of Nexstar, after which the Issuer will be contributed to Nexstar Media Inc., a Delaware corporation and a wholly-owned subsidiary of Nexstar;

WHEREAS, in connection with the Merger, Nexstar has issued an Offer to Purchase and Consent Solicitation Statement, dated as of March 5, 2026 (the “Offer to Purchase and Consent Solicitation Statement”), pursuant to which Nexstar (i) commenced an offer to purchase for cash (the “Offer”) any and all of the Issuer’s outstanding 5.000% Senior Notes due 2029 (the “Notes”), issued by the Issuer pursuant to the Indenture, and (ii) has solicited (the “Consent Solicitations”) the Holders to consent to the amendments contained herein and to authorize and direct the Trustee to execute and deliver this Sixteenth Supplemental Indenture to effectuate the amendments to the Indenture as set forth in Article 2 hereof (the “Proposed Amendments”);

WHEREAS, Section 8.2 of the Base Indenture provides that, except as otherwise provided in such section, with the consent (evidenced as provided in Article Seven of the Base Indenture) of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series affected by any supplemental indenture permitted under Section 8.2 (voting as one class) (the “Requisite Consents”) the Issuer, when authorized by a resolution of its Board of Directors or of a duly authorized committee thereof having been delegated power by the Board of Directors, and any Trustee, may from time to time and at any time, enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities of each such series;

WHEREAS, the Issuer has heretofore delivered to the Trustee (i) a certified report from D.F. King & Co., Inc. evidencing receipt of the Requisite Consents to the Proposed Amendments with respect to the Notes and (ii) an Officers’ Certificate and an Opinion of Counsel in connection with the execution of this Sixteenth Supplemental Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Sixteenth Supplemental Indenture have been met; and

WHEREAS, all things necessary to make this Sixteenth Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture with respect to the Notes have been done.

NOW THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes as follows:

Article 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Indenture. To the extent terms are defined in both this Sixteenth Supplemental Indenture and the Indenture, the applicable definition in this Sixteenth Supplemental Indenture shall control. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Sixteenth Supplemental Indenture refer to this Sixteenth Supplemental Indenture as a whole and not to any particular section hereof.

Section 1.02. Conflicts with Indenture. In the event that any provision of this Sixteenth Supplemental Indenture limits, qualifies or conflicts with a provision of the Indenture, such provision of this Sixteenth Supplemental Indenture shall control.

Article 2
AMENDMENTS

Section 2.01. Deletions. Subject to Section 2.02, the following provisions of the Indenture and all cross references and other references thereto in the Indenture will be deleted in their entirety and the Issuer shall be released from its obligations under the following provisions of the Indenture, in each case, with respect to the Notes, provided that the clause, section and article numbers, as applicable, will remain and the word “[reserved]” shall replace the title thereto:

(a)	Base Indenture:

(i)	Section 3.5 (Limitation on Liens)

(ii)	Section 3.6 (Limitation on Sale and Leaseback Transactions)

(iii)	Article Nine (Consolidation, Merger, Sale or Conveyance) (other than Section 9.1(i) and Section 9.2 thereof)

(iv)	Clause (c)(i) of Section 10.1 (Satisfaction and Discharge of Indenture; Unclaimed Moneys)

(b)	Thirteenth Supplemental Indenture:

(i)	Section 7 (Limitation on Liens)

(ii)	Section 8 (Limitation on Sale and Leaseback Transactions)

(iii)	Section 17 (Repurchases)

Failure to comply with the terms of any of the foregoing provisions of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture with respect to the Notes.

All definitions set forth in the Indenture that relate to defined terms used solely in provisions deleted hereby shall be deleted in their entirety with respect to the Notes, including all cross references and other references thereto.

Section 2.02. Effectiveness. This Sixteenth Supplemental Indenture shall become effective and binding on the Issuer, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture upon the execution and delivery by the parties hereto of this Sixteenth Supplemental Indenture; provided, however, that the Proposed Amendments shall not become operative until (i) the Merger has been consummated on the terms and conditions set forth in the Merger Agreement and (ii) Nexstar has accepted for purchase the Notes satisfying the Requisite Consents pursuant to the Offer and the Consent Solicitation. If the purchase of the Notes or the consummation of the Merger does not occur, whether because Nexstar terminates the applicable Offer or for any other reason, the Proposed Amendments will not become operative and will be deemed to be revoked retroactively to the date of this Sixteenth Supplemental Indenture.

Article 3
MISCELLANEOUS

Section 3.01. Confirmation of Indenture. The Indenture, as supplemented and amended by this Sixteenth Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Sixteenth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.02. Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.03. Governing Law. This Sixteenth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.04. No Undertakings or Representations. U.S. Bank makes no undertakings or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of the validity or sufficiency of this Sixteenth Supplemental Indenture as an obligation of the Issuer or the proper authorization or the due execution hereof by the Issuer or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer.

Section 3.05. Headings. The headings contained herein are inserted for convenience only and shall not be used to construe or otherwise interpret the provisions hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Sixteenth Supplemental Indenture to be duly executed, and the Issuer has caused its corporate seal to be hereunto affixed and attested, all as of the date first above written.

TEGNA INC.

By:	/s/ Alex Tolston
Name:	Alex Tolston
Title:	Senior Vice President and Chief Legal Officer

[CORPORATE SEAL]

Attest:

By:	/s/ Julie Heskett
Name:	Julie Heskett
Title:	Senior Vice President and Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (successor to U.S. Bank National Association), as Trustee

By:	/s/ William Sicking
Name:	William Sicking
Title:	Vice President

[Signature Page – Sixteenth Supplemental Indenture]